Exhibit 10.6

EMPLOYMENT AGREEMENT

This Employment Agreement (“Employment Agreement”) is entered into as of March 5, 2014 (the “Effective Date”), by and between Quotient Limited (“Employer”), or such affiliate of Employer as its Chairman may designate, and Stephen Unger (“Executive”) (collectively, the “Parties”).

A. Employer desires assurance of the association and services of Executive in order to retain Executive’s experience, abilities, and knowledge, and is therefore willing to engage Executive’s services on the terms and conditions set forth below.

B. Executive desires to be employed by Employer and is willing to do so on the terms and conditions set forth below.

In consideration of the above recitals and of the mutual promises and conditions in this Employment Agreement, the Parties agree:

1.	Duties and Authority; Obligations.

1.1	Duties. Employer employs Executive as its Chief Financial Officer and Executive accepts such employment. Executive will perform all of the employment duties, responsibilities and job functions consistent with such a management position and such other duties and responsibilities deemed necessary or appropriate by the Board of Directors of Employer (collectively, the “Employment Duties”). Executive will exercise the authority consistent with those duties and responsibilities. Such Employment Duties may require the performance of work beyond customary office hours and involve varying work period hours and working conditions.

1.2	Obligations. Executive shall at all times during the Employment Term:

1.2.1	devote the whole of his working time, attention, skill, best efforts and ingenuity to the Employment Duties;

1.2.2	comply fully with, implement and enforce all Employer rules, regulations, policies and procedures from time to time in force;

1.2.3	perform the Employment Duties faithfully and diligently;

1.2.4	follow all lawful and reasonable directions of Employer’s Board of Directors and observe such restrictions or limitations as may from time to time be imposed by the Board of Directors upon the performance of the Employment Duties;

1.2.5	use best efforts to promote the interests of Employer and not do or willingly permit to be done anything that is harmful to those interests; and

1.2.6	keep Employer’s Board of Directors fully informed (in writing if so requested) of the conduct of its business and affairs and provide such explanations as the Board of Directors may require.

2.	Executive’s Compensation, Perquisites and Benefits.

2.1	Compensation. Employer agrees to pay Executive a salary at the rate of Three Hundred Thousand Dollars ($300,000) per annum beginning as of January 1, 2014 (the “Base Compensation”). The Base Compensation will be paid in monthly installments, and in accordance with Employer’s standard payroll practices. Employer will withhold from compensation all payroll taxes and other deductions required by applicable law or authorized by Executive. The Base Compensation will be reviewed on an annual basis and may be adjusted as reasonably determined by Employer’s Board of Directors. The first review shall take effect as of June 30, 2015. Executive will not be eligible for overtime pay for work performed outside Employer’s regular business hours.

2.2	Benefits. During the Employment Term, Executive shall be permitted to participate in any group life, hospitalization or disability insurance plans, health programs, retirement plans, fringe benefit programs and similar benefits that may be available to other senior executives of Employer, generally on the same terms as such other executives, in each case to the extent that Executive is eligible under the terms of such plans or programs (the “Employee Benefits”). Employer may supply a credit card to Executive to be used solely for expenses incurred in carrying out the Employment Duties. The card must be returned by Executive to Employer immediately upon request by Employer. Employee Benefits for Executive will be provided at Employer’s expense except for any applicable premium contributions, co-pay obligations and taxes on reportable income applicable to Executive’s participation. Employer may adopt, amend, change, substitute, replace, suspend or terminate any of the Employee Benefits during the Employment Term in its sole discretion.

2.3	Specific Benefits. Without limiting the generality of Paragraph 2.2, Employer shall make available to Executive twenty (20) vacation days per year, and the standard United States legal holidays.

2.4	Perquisites. During the Employment Term, Employer will provide to Executive the following perquisite (with its business-related expenses to be paid by Employer):

2.4.1	Use of a cell phone.

2.5	Equity Grants/Bonuses Schemes. Executive will be eligible to participate in Employer’s Equity and Bonus Schemes, in accordance with the terms of the plan documents, award agreements, and any notices provided by Employer to Executive, including such terms as set forth on the attached Schedule 1.

3.	Place and Hours of Employment.

Executive’s base employment location (“Employment Location”) during the Employment Term will be New York; provided, however, that Employer may from time to time require Executive to travel and to be at other locations as necessary or required to fulfill Executive’s responsibilities. Executive shall work during Employer’s regular business hours and any additional hours necessary to fulfill the Employment Duties.

4.	Expenses.

Employer will reimburse Executive promptly for reasonable, necessary, customary and usual business expenses, including travel, entertainment, parking, business meetings, and professional dues incurred during the Employment Term and substantiated In accordance with the policies and procedures established from time to time by Employer.

5.	Executive’s Outside Business Activities.

Executive is expected to devote Executive’s full attention to the business interests of Employer; provided, however, that Executive may devote reasonable time and effort to community and charitable activities and organizations. Executive represents to Employer that Executive has no other outstanding commitments inconsistent with or in conflict with any of the terms of this Employment Agreement or the services to be rendered under it.

6.	Employer Inventions.

6.1	Definition of Employer Inventions. “Employer Inventions” means all ideas, methodologies, inventions, discoveries, developments, designs, improvements, formulas, programs, processes, techniques, know-how, research and data (whether or not patentable or registerable under patent, copyright a similar statute and including all rights to obtain, register, perfect and enforce those rights), that Executive learns of, conceives, develops or creates alone or with others during Executive’s past, present or future association with or employment by Employer (whether or not conceived, developed or created during regular working hours). “Employer Inventions” also includes anything that derives actual or potential economic value from not being generally known to the public or to other persons who can obtain economic value from its not being generally known to the public or to other persons who can obtain economic value from its disclosure or use that may be conceived, developed, or created, by Executive, either alone or with others, during Executive’s past, present or future association with or employment by Employer (whether or not conceived developed, or created during regular working hours), and with respect to which the equipment, supplies, facilities, or trade secret information of Employer was used, or that relate at the time of conception or reduction to practice of the invention to the business of Employer or to Employer’s actual or demonstrable anticipated research and development, or that result from any work performed by Executive for Employer.

6.2	Disclosure of Employer Inventions. Whether upon Employer’s request or voluntarily, Executive will promptly disclose to Employer or its designee during Executive’s employment with Employer and for one year thereafter all Employer Inventions that Executive has created, contributed to or knows about, regardless of the nature of that knowledge, and regardless of whether such Employer Invention, or any aspect of such Employer Invention, has been described, committed to writing, or reduced to practice, in whole or part by any other person. At all other times, Executive will treat every Employer Invention as Confidential Information (as defined in and in accordance with Paragraph 12).

6.3	Assignment and Disclosure of Inventions. Executive hereby assigns to Employer all right, title and interest to all Employer Inventions, which will be the sole and exclusive property of Employer, whether or not subject to patent, copyright, trademark or trade secret protection. Executive also acknowledges that all original works of authorship that are made by Executive (solely or jointly with others), within the scope of Executive’s employment with Employer, and that are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act. To the extent that any such works, by operation of law, cannot be “works made for hire,” Executive hereby assigns to Employer all right, title, and interest in and to such works and to any related copyrights. The consideration for such assignment and the assistance provided in this Paragraph 6.3 is the normal compensation due Executive by virtue of service to Employer. Executive will also disclose to Employer all inventions made, discovered, conceived, reduced to practice, or developed by Executive, either alone or jointly with others, within six (6) months after the termination of employment with Employer which resulted, in whole or in part, from Executive’s prior employment by Employer. Such disclosures will be received by Employer in confidence to the extent such inventions are not assigned to Employer pursuant to this Paragraph 6.3.

6.4	Additional Instruments. Executive will promptly execute, acknowledge and deliver to Employer all additional instruments or documents that Employer determines at any time to be necessary to carry out the intentions of this Paragraph 6. Furthermore, whether during or after Executive’s employment with Employer. Executive will promptly perform any acts deemed necessary or desirable by Employer, at Employer’s expense, to assist it in obtaining, maintaining, defending and enforcing any rights and/or assignment of an Employer Invention. Executive hereby irrevocably designates and appoints Employer and its duly authorized officers and agents, as Executive’s agent and attorney-in-fact to act for, on behalf of and instead of Executive, to execute and file any documents, applications or related findings and to do all other lawfully permitted acts in furtherance of the purposes set forth above in this Paragraph 6.4, including, without limitation, the perfection of assignment and the prosecution and issuance of patents, patent applications, copyright applications and registrations, trademark applications and registrations, or other rights in connection with such Employer Inventions and improvements thereto with the same legal force and effect as if executed by Executive.

6.5	Pre-existing Inventions. Executive will retain all right, title and interest in and to inventions that Executive created and owned prior to service to Employer as listed in the attached Schedule 2.

7.	Indemnification of Executive.

Employer will, to the maximum extent permitted by Employer’s bylaws and applicable law, indemnify and hold Executive harmless for any acts or decisions made in good faith while performing services for Employer; provided however, that acts determined by the trier of facts to be acts of gross negligence or willful misconduct will not be deemed to be in good faith. To the same extent, Employer will pay, and subject to any legal limitations (including the obligation to repay such advances), advance all expenses, including reasonable attorney fees and costs of court-approved settlements, actually and necessarily incurred by Executive in connection with the defense of any action, suit or proceeding and in connection with any appeal, which has been brought against Executive by reason of Executive’s service to Employer while acting in good faith.

8.	Termination of Agreement/Employment.

8.1	Voluntary Termination by Executive. Executive may voluntarily terminate this Employment Agreement for any reason and at any time; provided that two (2) months’ advance written notice is given to Employer. Executive’s employment and the Employment Term will expire upon the end of such two (2) month notice period. Executive will be entitled to receive the Base Compensation and Employee Benefits then in effect (as amended, changed, substituted, replaced, suspended or terminated) while performing services for the balance of the Employment Term (i.e., the two (2) month notice period). Notwithstanding the foregoing, Employer may waive all or any portion of Executive’s notice period and instead pay to Executive an amount equal to Executive’s Base Compensation and Employee Benefits for the portion of such two (2) month notice period so waived.

8.2	Termination by Employer Without Cause. Employer may terminate this Employment Agreement and Executive’s employment without Cause at any time. Executive will be entitled to receive severance in an amount equal to the Base Compensation and Employee Benefits then in effect (as amended, changed, substituted, replaced, suspended or terminated) for a twelve (12) month period. Such payments shall be paid in a lump sum payment as soon as practicable after the date of termination of employment but in no event later than March 15th of the year following the year in which such termination occurs.

8.3	Termination by Employer for Cause. Employer may immediately terminate this Employment Agreement and Executive’s employment for “Cause” at any time without notice to Executive. Cause is defined for purposes of this Paragraph 8.3 as: (a) gross negligence or willful misconduct by Executive in the performance of the Employment Duties; (b) insubordination by Executive to Employer or a willful refusal by Executive to perform the Employment Duties; (c) commission by Executive of a felony, act of moral turpitude or other act, which prevents Executive from effectively performing the Employment Duties or is likely to affect the interests of Employer; (d) breach of any of the provisions of this Employment Agreement including, without limitation, Paragraph 12 or 13; (e) any unexcused absence by Executive from the Employment Duties for a period of five (5) consecutive days; (f) Executive’s inability to enter into this Employment Agreement as provided in Paragraph 26 herein; or (g) any act of dishonesty by Executive relating to Employer, its employees or otherwise, including, without limitation, fraud, embezzlement or misappropriation relating to significant amounts. Employer’s total liability to Executive under this Paragraph 8.3 will be limited to the payment of Executive’s Base Salary and provision of Employee Benefits then in effect (as amended, changed, substituted, replaced, suspended or terminated) through and including the effective date of termination.

8.4	Termination Because of Disability of Executive. Employer may terminate this Employment Agreement and Executive’s employment on one (1) month’s prior written notice if Executive is and has been unable to perform Executive’s duties under this Employment Agreement in Executive’s normal and regular manner during a period or periods aggregating at least twenty-six (26) weeks for any period of twelve (12) months due to physical or mental disability or injury. Employer’s total liability to Executive under this Paragraph 8.4 will be limited to the payment of Executive’s Base Compensation and provision of Employee Benefits then in effect (as amended, changed, substituted, replaced, suspended or terminated) through and including the day of termination as a result of disability.

8.5	Termination on Death of Executive. If Executive dies during the term of this Employment Agreement, this Employment Agreement will be terminated on the day of Executive’s death. Employer’s total liability to Executive under this Paragraph 8.5 will be (subject to applicable law) limited to the payment of Executive’s Base Compensation and provision of Employee Benefits then in effect (as amended, changed, substituted, replaced, suspended or terminated) through and including the day of Executive’s death.

8.6	Payments Subject to Section 409A. All payments hereunder shall be paid no later than March 15th of the year following any termination of employment. To the extent any payments due to Executive upon a termination of employment are subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), a termination of Executive’s employment shall be interpreted in a manner that is consistent with the definition of a “separation from service” under Section 409A of the Code and the applicable Treasury regulations thereunder.

9.	Resignation of Office.

At any time after notice is given by Employer or Executive to terminate Executive’s employment with Employer, Executive shall, at the request of Employer’s Board of Directors, resign from all offices Executive may hold as a director or officer of Employer and from all other appointments or offices that Executive holds as nominee or representative of Employer.

10.	Agreement Survives Merger or Dissolution.

This Employment Agreement will survive any merger of Employer with any other entity, regardless of whether Employer is the surviving or resulting corporation, and any transfer of all or substantially all of Employer’s assets to any other entity and to any such successor entity’s subsequent successors or assigns. In the event of any such merger or transfer of assets, the provisions of this Employment Agreement will be binding on and inure to the benefit of the surviving business entity or the business entity to which such assets will be transferred.

11.	Assignment.

This Employment Agreement may not be assigned by Executive. Employer may assign this Employment Agreement without the consent of Executive.

12.	Confidential Information.

12.1	Definition of Confidential Information. “Confidential Information” means all nonpublic or proprietary information relating to Employer’s business or that of any Employer vendor or customer. Examples of Confidential Information include, but are not limited to, software (in source or object code form), databases, algorithms, processes, designs, prototypes, methodologies, reports, specifications, information regarding Employer Inventions, as defined in Paragraph 6, products sold, distributed or being developed by Employer, and any other non-public information regarding Employer’s current and developing technology; information regarding vendors and customers, prospective vendors and customers, clients, business contacts, employees and consultants, prospective and executed contracts and subcontracts, marketing and sales plans, strategies or any other plans and proposals used by Employer in the course of its business; and any non-public or proprietary information regarding Employer or Employer’s present or future business plans, financial information, or any intellectual property, whether any of the foregoing is embodied in hard copy, computer-readable form, electronic or optical form, or otherwise.

12.2	Executive’s Use of Confidential Information. At all times during and after the term of this Employment Agreement, Executive win maintain the confidentiality of the Confidential Information. Executive will not, without Employer’s prior written consent, directly or indirectly: (i) copy or use any Confidential Information for any purpose not within the scope of Executive’s work on Employer’s behalf; or (ii) show, give, sell, disclose or otherwise communicate any Confidential Information to any person or entity other than Employer unless such person or entity is authorized by Employer to have access to the Confidential Information in question. These restrictions do not apply if the Confidential Information has been made generally available to the public by Employer or becomes generally available to the public through some other normal course of events. All Confidential Information prepared by or provided to Executive is and will remain Employer’s property or the property of Employer customer to which they belong.

12.3	Return of Material. Upon request of Employer or upon termination (whether voluntary or involuntary), Executive will immediately turn over to Employer all Confidential Information, including all copies, and other property belonging to Employer or any of its customers, including documents, disks, or other computer media in Executive’s possession or under Executive’s control. Executive will also return any materials that contain or are derived from Confidential Information, or are connected with or relate to Executive’s services to Employer or any of its customers.

13.	Noncompetition and Nonsolicitation Covenants.

13.1

Agreement Not to Compete. During Executive’s employment with Employer and for a period of one (1) year from and after the termination of Executive’s employment with Employer for any reason, Executive will not, within the Territory, engage or participate, either individually or as an employee, consultant or principal, member, partner, agent, trustee, officer, manager, director, investor or shareholder of a corporation, partnership, limited liability company, or other business entity that competes with the services provided by Employer during the two (2) year period prior to the date of the termination of employment. For the purpose of this Employment Agreement, “Territory” means all states of the United States of America, and all counties within those states, and all other countries in the world in which Employer conducts business while the restrictions of this Paragraph 13 are in effect. Nothing in this Paragraph 13.1 will be deemed to preclude Executive from holding less than 1% of the outstanding capital stock of any corporation whose shares are publicly traded.

13.2	Agreement Not to Solicit Executives. During Executive’s employment with Employer and for a period of two (2) years from and after the termination of Executive’s employment with Employer for any reason, Executive will not, directly or indirectly, alone or on behalf of any person or business entity, aid, encourage, advise, solicit, induce or attempt to induce any employee of Employer, or any subsidiary or affiliated companies, to leave his or her employment with Employer.

13.3	Agreement Not to Solicit Customers and Suppliers. During Executive’s employment with Employer and for a period of two (2) years from and after the termination of Executive’s employment with Employer for any reason, Executive will not, directly or indirectly, alone or on behalf of any person or business entity, cause or attempt to cause any customer, prospective customer, vendor, supplier, or other business contact of Employer, or any subsidiary or affiliated companies (i) to terminate, limit, or in any manner adversely modify or fail to enter into any actual or potential business relationship with Employer, or any subsidiary or affiliated companies or (ii) to enter into or expand any actual or potential business relationship with any competitor of Employer, or any subsidiary or affiliated companies.

13.4	Blue Pencil Doctrine. If the duration of, the scope of, or any business activity covered by any provision of this Paragraph 13 is in excess of what is determined to be valid and enforceable under applicable law, such provision will be construed to cover only that duration, scope or activity that is determined to be valid and enforceable, and Employer and Executive consent to the judicial modification of the scope and duration of the restrictions in this Paragraph 13 in any proceeding brought to enforce such restrictions so as to make them valid, reasonable and enforceable. Executive hereby acknowledges that this Paragraph 13 will be given the construction, which renders its provisions valid and enforceable to the maximum extent not exceeding its express terms, possible under applicable law.

14.	Survival.

The parties agree that Executive’s obligations under Paragraphs 6 (Ownership and Assignment of Inventions), 12 (Confidential Information and Materials), and 13 (Noncompetition and Nonsolicitation Covenant) of this Employment Agreement will survive the termination of this Employment Agreement and termination of Executive’s employment with Employer, regardless of when such termination may occur and regardless of the reasons for such termination.

15.	Effect of Employer’s Personnel Policies, Rules, and Practices.

Executive is entitled to the benefit of, and is obligated to perform, all of Executive’s responsibilities under Employer’s personnel policies, rules, and practices in effect from time to time for all of its employees during the Employment Term.

16.	Injunctive Remedies.

The Parties agree that damages in the event of breach by Executive of Paragraphs 6 (Ownership and Assignment of Inventions), 12 (Confidential Information and Materials), or 13 (Noncompetition and Nonsolicitation Covenants) of this Employment Agreement would be difficult, if not impossible, to ascertain, and it is agreed that Employer, in addition to and without limiting any other remedy or right it may have, will have the right to an immediate injunction or other equitable relief in any court of competent jurisdiction enjoining any threatened or actual breach without the requirement to post a bond. The existence of this right will not preclude Employer from pursuing any other rights and remedies at law or in equity that Employer may have, including recovery of damages.

17.	Integration.

This Employment Agreement contains the entire agreement between the Parties pertaining to the subject matter addressed in this Employment Agreement. No oral modifications, express or implied, may alter or vary the terms of this Employment Agreement.

18.	Amendment/Novation.

No modifications, amendments, deletions, additions, or novations to or of this Employment Agreement will be effective unless they are completely and unambiguously contained in a writing signed by Executive and by an authorized officer of Employer.

19.	Choice of Law; Venue.

This Employment Agreement and any dispute arising from the relationship between the Parties will be governed by and construed under and according to the laws of the State of Delaware. The venue for any action hereunder will be in the State of Delaware, whether or not such venue is or subsequently becomes inconvenient, and the parties consent to the jurisdiction of the state and federal courts seated of Delaware.

20.	Notices.

Any notice to Employer required or permitted under this Employment Agreement will be given in writing to Employer, either by personal service, facsimile, or by registered or certified mail, postage prepaid. Any notice to Executive will be given in a like manner and, if mailed, will be addressed to Executive at Executive’s home address then shown in Employer’s files. For the purpose of determining compliance with any time limit in this Employment Agreement, a notice will be deemed to have been duly given (a) on the date of service, if served personally on the party to whom notice is to be given, (b) on the same business day given by facsimile, e-mail, or other electronic transmission, or (c) on the second (2nd) business day after mailing, if mailed to the party to whom the notice is to be given in the manner provided in this Paragraph. As of the date this Employment Agreement is executed, notice is to be given at the following addresses:

To Employer:

Quotient Limited

PO Box 1075, Elizabeth house

9 Castle Street

St Helier

Jersey JE4 2QP

Channel Islans

Attn: D.J. Paul Cowan

E-mail: paul.cowan@quotientbd.com

To Executive:

Stephen Unger

126 Waverly Place, #3C

New York, NY 10011

E-mail: stephensunger@gmail.com

Copy to:

Quotient Limited

Pentlands Science Park

Bush Loan, Penicuik

Midlothian EH26 0PZ

United Kingdom

Attn: D.J. Paul Cowan

E-mail: paul.cowan@quotientbd.com

Fax: +(44) 1638-724200

Notice of any change in the above addresses or facsimile numbers must be provided to the other party within five (5) business days of such change.

21.	Withholding.

Employer shall be entitled to withhold from any payments or deemed payments any amount of tax withholding it determines to be required by law.

22.	Severability.

Subject to Paragraph 13.4, if any provision of this Employment Agreement is held invalid or unenforceable, the remainder of this Employment Agreement will nevertheless remain in full force and effect. If any provision is held invalid or unenforceable with respect to particular circumstances, it will nevertheless remain in full force and effect in all other circumstances.

23.	Headings.

The headings in this Employment Agreement are inserted for convenience only; are not part of this Employment Agreement, will not in any manner affect the meaning of this Employment Agreement or any paragraph, term, and/or provision of this Employment Agreement; and will not be deemed or interpreted to be a part of this Employment Agreement for any purpose.

24.	Construction.

The language of this Employment Agreement will, for any and all purposes, be construed as a whole, according to its fair meaning, not strictly for or against Executive, on the one hand, or Employer, on the other hand, and without regard to the identity or status of any person or persons who drafted all or any part of this Employment Agreement.

25.	No Waiver.

No waiver of a breach, failure of any condition, or any right or remedy contained in or granted by the provisions of this Employment Agreement will be effective unless it is in writing and signed by the party waiving the breach, failure, right, or remedy. No waiver of any breach, failure, right, or remedy will be deemed a waiver of any other breach, failure, right, or remedy, whether or not similar, nor will any waiver constitute a continuing waiver unless the writing so specifies.

26.	Warranty and Freedom to Contract.

Executive warrants that he is under no disability that would prevent Executive from entering into this Employment Agreement and from complying with all of its provisions to their fullest extent. If Executive is enjoined or otherwise prevented by judicial or administrative determination from complying with the terms of this Employment Agreement, then Employer may terminate this Employment Agreement and Executive’s employment immediately without incurring any future liability, and for purposes of Paragraphs 8.1 and 8.3 such termination will be for Cause.

27.	Execution in Counterparts.

This Employment Agreement may be executed in counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

28.	Faxed or Photocopied Signatures.

A faxed or photocopied signature will have the same effect as an original signature.

29.	Right to Counsel.

The undersigned Executive has read the foregoing Employment Agreement and has taken the time necessary to review completely and fully understand it. The undersigned Executive has had the unrestricted right and opportunity to have each and every paragraph, term, and provision of the foregoing Employment Agreement and each and every result and consequence of its execution by the undersigned Executive fully explained to Executive by legal counsel selected and retained solely by Executive.

The undersigned fully understands the foregoing Employment Agreement, accepts, and agrees to each and every paragraph, term, and provision contained in it, and fully accepts and agrees to it as binding Executive for any and all purposes whatsoever.

Employer: QUOTIENT LIMITED

By:	/s/ D.J. Paul Cowan
	Name:	D.J. Paul Cowan
	Title:	Chairman

By:	/s/ Stephen Unger
	Name:	Stephen Unger
	Title:	Executive

SCHEDULE 1

BONUSES AND RESTRICTED STOCK

1.	Initial Bonus. Upon a successful completion of an initial public offering for Quotient, in addition to the Base Salary, Executive shall receive a bonus of $250,000. The first payment in respect of 2. below shall be in respect of the financial year ending March 31, 2015.

2.	Discretionary Bonus. During the Employment Term, in addition to the Base Compensation, for each fiscal year of Employer ending during the Employment Term, Executive shall have the opportunity to receive an annual bonus, which may be awarded in Employer’s sole discretion, in an amount equal to up to fifty percent (50%) of the Base Compensation (the “Discretionary Bonus”) then in effect. The Discretionary Bonus shall be based on annual performance criteria (generally revenue and profit driven) and the achievement of personal objectives by Executive, which shall be mutually agreed upon by Employer and Executive. The Discretionary Bonus shall be paid to Executive as soon as practicable, but in no event later 120 days following the fiscal year that such Discretionary Bonus is vested and nonforfeitable.

3.	Restricted Stock. Effective as of the date of the Employment Agreement, Executive shall be granted 210,000 stock options or restricted stock units (the “Executive Stock”). The Executive Stock shall vest in equal installments, with one-third vesting upon the first anniversary following the commencement of Executive’s employment and the remaining Executive Stock vesting in equal installments on the second and third anniversary following commencement of Executive’s employment; provided, however, that any Executive Stock not vested shall be forfeited upon termination of Executive’s employment.

Notwithstanding the foregoing, Employer intends to grant Executive Stock to Executive, however such grant may be structured in the most tax efficient manner for the Parties.

Notwithstanding the above, upon a change of control (substantially as defined below) of Employer, Executive’s Executive Stock shall vest and become non-forfeitable as follows. For purposes of the Executive Stock grants (or such other grant as may be decided as appropriate pursuant to this paragraph), subject to specific terms set forth in any documentation of such award, a “change of control” is intended generally to refer to the happening of any of the following:

(i)

any “person,” including a “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), but excluding the Employer, any entity controlling, controlled by or under common control with the Employer, any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Employer or any such entity, and, with respect to any particular grantee, the grantee and any “group” (as such term is used in Section 13(d)(3) of the Exchange Act) of which the grantee is a member), is or becomes the “beneficial owner” (as defined in

Rule 13(d)(3) under the Exchange Act), directly or indirectly, of securities of the Employer representing 50% or more of either (A) the combined voting power of the Employer’s then outstanding securities or (B) the then outstanding shares (in either such case other than as a result of an acquisition of securities directly from the Employer); provided, however, that in no event shall a change of control be deemed to have occurred upon an initial public offering of the common stock under the Securities Act of 1933, as amended; or

(ii)	any consolidation or merger of the Employer where the shareholders of the Employer, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, shares representing in the aggregate 50% or more of the combined voting power of the securities of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any); or

(iii)	there shall occur (A) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Employer, other than a sale or disposition by the Employer of all or substantially all of the Employer’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by “persons” (as defined above) in substantially the same proportion as their ownership of the Employer immediately prior to such sale or (B) the approval by shareholders of the Employer of any plan or proposal for the liquidation or dissolution of the Employer; or

(iv)	the members of the Board of Directors at the beginning of any consecutive 24-calendar month period (the “Incumbent Directors”) cease for any reason other than due to death to constitute at least a majority of the members of the Board of Directors; provided that any director whose election, or nomination for election by the Employer’s shareholders, was approved or ratified by a vote of at least a majority of the members of the Board of Directors then still in office who were members of the Board of Directors at the beginning of such 24-calendar-month period, shall be deemed to be an Incumbent Director.

Notwithstanding the foregoing, no event or condition shall constitute a change of control to the extent that, if it were, a 20% tax would be imposed under Section 409A of the Code; provided that, in such a case, the event or condition shall continue to constitute a change of control to the maximum extent possible (e.g., if applicable, in respect of vesting without an acceleration of distribution) without causing the imposition of such 20% tax.

SCHEDULE 2

EXISTING INVENTIONS

N/A